Exhibit 4.5

Series 2008 Promissory Notes Ownership Table

Name	Date of Note Issuance	Initial Principal Amount of Note
1597257 Ontario Inc. OMI Partnership Holdings Ltd. Onex Partners II GP LP Onex Partners II LP Onex US Principals LP	November 26, 2008	$50,000,000
Laurence Weiss	November 26, 2008	$80,000
Joseph Curtin	August 3, 2009	$254,611
Raymond S. Kalouche	August 3, 2009	$127,306
J. David Aronson	August 3, 2009	$111,392
Thomas E. Lippard	August 3, 2009	$96,752
Daniel E. Rosati	August 3, 2009	$50,922
John W. Keyes	August 3, 2009	$50,525
William R. Miller	August 3, 2009	$25,000
Timothy Kaufman	August 3, 2009	$15,000
I Michael Coslov	September 3, 2009	$500,000

THIS NOTE HAS NOT BEEN REGISTERED PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR PURSUANT TO THE SECURITIES OR “BLUE SKY” LAWS OF ANY STATE OR FOREIGN JURISDICTION, AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED WITHOUT REGISTRATION OR AN EXEMPTION THEREFROM PURSUANT TO THE ACT OR ANY SUCH APPLICABLE STATE OR FOREIGN LAWS OR OTHERWISE IN VIOLATION OF THE PROVISIONS OF THIS NOTE.

SERIES 2008 PROMISSORY NOTE

$[Principal Amount of Note]

DUE: November 26, 2020

ISSUANCE DATE: as of August 3, 2009 (the “Issuance Date”)

FOR VALUE RECEIVED, Metal Services Acquisition Corp., a Delaware corporation (“Borrower”), hereby promises to pay to [Name of Holder], or to his order (“Holder”) the sum of [Principal Amount of Note] ($[Principal Amount of Note]) (the “Principal Amount”), together with all accrued and unpaid interest thereon, on November 26, 2020 (the “Maturity Date”), pursuant to the terms and conditions provided herein:

1. Interest. Interest on the unpaid balance of the Principal Amount of this promissory note (this “Note”) shall accrue at the rate of: (a) fifteen percent (15.0%) per annum in respect of each Funding Amount for the period from the Funding Dates of each such Funding Amount through and including November 26, 2009, (b) seventeen and one half percent (17.5%) per annum for the period from the date following the first anniversary through and including November 26, 2010, and (c) twenty percent (20.0%) per annum thereafter, in each case compounded annually on each anniversary of November 26 (computed on the basis of a 365/366 day year and applied to the actual number of days elapsed) (the “Note Rate”), during which this Note is outstanding, commencing as of November 27, 2010. From the date hereof through and including November 26, 2014, at the option of the Borrower, interest may be paid in cash or accrue. From and after November 26, 2014, interest shall be paid in cash annually on November 26 of each year (or the next succeeding Business Day). Interest shall be paid in full at the Maturity Date or earlier in accordance with Section 6. On any interest payment date following November 26, 2013, if the aggregate amounts which would be includible in gross income of the Holder with respect to the Notes for all periods ending on or before such interest payment date (within the meaning of Section 163(i) of the Code) (the “Aggregate Accrual”) would exceed an amount equal to the sum of (x) the aggregate amount of interest paid (within the meaning of Section 163(i) of the Code) pursuant to the Notes on or before such interest payment date (determined without regard to the amounts payable on such interest payment date under the Notes), and (y) the product of (A) the issue price (as defined in Sections 1273(b) and 1274(a) of the Code) of the Notes and (B) the yield to maturity (interpreted in accordance with Section 163(i) of the Code) of the Notes (such sum, the “Maximum Accrual”), then the Borrower shall pay to the Holder in cash, on each interest payment date following the fifth anniversary of the date hereof, an amount equal to the excess, if any, of the Aggregate Accrual over the Maximum Accrual and the amount of such payment shall be treated for purposes of Section 163(i) of the Code as interest paid under the Notes.

2. Default Rate. Upon the occurrence of an Event of Note Default (as defined herein), the outstanding Principal Amount, all accrued but unpaid interest, and all other charges then outstanding shall bear interest at a per annum rate which is two percent (2.0%) higher than the Note Rate (the “Default Rate”), compounded annually, beginning with the date of occurrence of such Event of Note Default, until cured or until the outstanding Principal Amount, all accrued but unpaid interest under this Note, and all other sums and charges due in respect of this Note, are paid in full.

3. Maximum Lawful Rate. Notwithstanding anything to the contrary set forth herein, if at any time until payment in full of the Principal Amount and all accrued and unpaid interest thereon, the interest rate payable hereon exceeds the highest rate of interest permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto (the “Maximum Lawful Rate”), then in such event and so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable on this Note shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the interest rate hereon is less than the Maximum Lawful Rate, interest hereon shall accrue at the Maximum Lawful Rate until such time as the total accrued interest is equal to the total interest which it would have accrued had the interest rate on this Note been (but for the operation of this Section 3) the Note Rate or Default Rate, as applicable. Thereafter, the interest rate payable shall be the stated Note Rate or Default Rate, as applicable, unless and until such rate again exceeds the Maximum Lawful Rate, in which event this Section 3 shall again apply.

4. Series 2008 Promissory Note. This Note is one of a series of notes issued or to be issued by Borrower, each of which are, or shall be, identified as a “Series 2008 Promissory Note” (together, the “Series 2008 Notes”). This Note and all other Series 2008 Notes shall rank pari passu. As used in this Note and all other Series 2008 Notes, the capitalized term “Majority-in-Interest” shall refer to the Holders holding at least 50.1% of the aggregate principal amount of the Series 2008 Notes outstanding on the applicable date.

5. Maturity. The Principal Amount and all accrued and unpaid interest thereon shall be due and payable in full on the Maturity Date.

6. Manner of Payment; Prepayment. All payments made by Borrower hereunder shall be made without demand or setoff in immediately available lawful money of the United States by wire transfer to an account at a commercial bank located in the United States of America (which account shall be identified in a notice to Borrower not later than three Business Days prior to the date of such payment), not later than 12:00 p.m. New York City time on the date on which such payment shall become due. At the option of Borrower, this Note may be prepaid without premium, penalty or discount, in whole or in part, at any time and from time to time in accordance with the terms and conditions hereof. If any payment of principal or interest on this Note is due on a day that is not a Business Day, such payment shall be due on the next succeeding Business Day, but such extension of time shall not be included for the purpose of calculating the amount payable on such succeeding Business Day. “Business Day” means any day other than a Saturday, Sunday or other day on which banks in the State of New York are authorized or required by law to close. Payments shall be credited to (i) first, any sums and charges (other than interest and principal) payable in respect of this Note, including, without limitation, to Holder’s reasonable costs and expenses, if any, including attorney’s fees, incurred in enforcing this Note; (ii) second, accrued and unpaid interest; and (iii) third, unpaid Principal Amount of this Note. Holder shall indemnify and hold Borrower harmless from and against any loss, liability, cost or expense by reason of Borrower not withholding, deducting or retaining any amounts in respect of applicable taxes or otherwise as may be required by any U.S. or foreign governmental entity under applicable law now or hereafter existing.

7. Acceleration on Change of Control. Upon any merger, consolidation or other combination involving Borrower which results in the equity owners of Borrower as of immediately prior to such event ceasing to own a majority of the residual equity interests in the surviving entity follow such event, or upon any sale of all or substantially all of the assets of Borrower, and after payment in full of any amounts that are senior to the obligations hereunder, the Holder of the Note shall be entitled to receive payment in full in cash of the Note.

8. Default.

An event of default shall exist under this Note if any one or more of the following events (each, an “Event of Note Default”) shall occur and be continuing:

(i) Borrower shall fail to pay the Principal Amount and all accrued and unpaid interest when due;

(ii) A case or proceeding shall have been commenced against Borrower or any of its direct or indirect subsidiaries in a court having competent jurisdiction, seeking a decree or order in respect of Borrower (i) under title 11 of the United States Bankruptcy Code, as amended, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of Borrower or any of its direct or indirect subsidiaries of any substantial part of their respective properties or (iii) ordering the winding-up or liquidation of the affairs of Borrower or any of its direct or indirect subsidiaries and such case or proceeding shall remain undismissed or unstayed for sixty (60) consecutive days or such court shall enter a decree or order granting the relief sought in such case or proceeding; or

(iii) Borrower or any of its direct or indirect subsidiaries shall (i) file a petition seeking relief under title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of Borrower or any of its direct or indirect subsidiaries or of any substantial part of their respective properties or (iii) take any corporate action in furtherance of any such action.

(b) When any Event of Note Default described in Section 8(a) of this Note occurs, then the entire Principal Amount of this Note and all accrued but unpaid interest shall immediately become due and payable.

9. Remedies. Upon the occurrence of any Event of Note Default, a Majority-in-Interest may exercise any or all of Holder’s rights and remedies under this Note and proceed to enforce all other rights and remedies available to Holder under applicable law. The Majority-in-Interest may direct the time, method and place of conducting any proceeding for any remedy available to a Holder or of exercising any power conferred on the Holder.

10. Transfer of Note. Holder may sell, transfer, encumber or otherwise dispose of this Note only in compliance with applicable law, including the restrictions of the Securities Act of 1933, as amended (the “Securities Act”). Notwithstanding the foregoing, any such sale, transfer or disposition shall be effective only upon entry of the name of the transferee of this Note on the books and records of the Borrower. Holder agrees that it may transfer this Note only in accordance with a specific exemption from the registration provisions of the Securities Act following delivery to the Borrower of documentation reasonably acceptable to it (including the opinion of counsel of national reputation) that such transfer qualifies for such exemption. Direct or indirect transfers made in violation of such restrictions shall be void ab initio and of no force or effect. Borrower shall issue replacement Notes with identical terms to such transferees and in such principal amounts, the aggregate of which shall not exceed the Principal Amount, as set forth in a written notice received by the Holder certifying to such valid transfer.

11. Representations.

(a) Each Holder and transferee represents and warrants that it is acquiring the Note for its own accounts, for investment only and not with a view to the resale or distribution thereof.

(b) Each Holder and transferee represents and warrants that it is an “accredited investor” as such term is defined in the Securities Act, and as such qualifies as one or more of the following:

(i) Any natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of the purchase, exceeds $1,000,000;

(ii) Any natural person who had individual income exceeding $200,000 in each of the two most recent years or joint income with that person’s spouse exceeding $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year; or

(iii) A director or executive officer of Borrower. The term “executive officer” means the president, any vice president in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy making function, or any other person who performs similar policy making functions for Borrower. Executive officers of subsidiaries may be deemed executive officers of Borrower if they perform such policy making functions for Borrower.

(c) Each Holder and transferee represents and warrants that it has either (i) a pre-existing personal or business relationship with the Borrower or its officers, directors or controlling persons that is of a nature and duration which enable the Holder or transferee to be aware of the character, business acumen and general business and financial circumstances of the Borrower or (ii) by reason of its business or financial experience or the business or financial experience of its professional advisors who are unaffiliated with and who are not compensated by the Borrower or any affiliate or selling agent of the Borrower, directly or indirectly, has the capacity to protect its own interests in connection with its purchase of the Note. Such Holder or transferee has the financial capacity to bear the risk of this investment and is acquiring the Notes for investment for such Holder’s or transferee’s own account and not with the view to, or for resale in connection with, any distribution thereof.

12. Waiver. Borrower, for itself and its legal representatives, successors and assigns, to the extent it may lawfully do so and except as otherwise specifically provided herein, hereby expressly waives presentment, demand, protest, notice of protest, notice of dishonor, diligence in connection with the Note, and consents that Holder may release or surrender, exchange or substitute any personal property or other collateral security which may hereafter be held as security for the payment of this Note, and may extend the time for payment or otherwise modify the terms of payment of any part or the whole of the debt evidenced hereby without in any way affecting the liability of Borrower. No renewal or extension of this Note and no delay in enforcement of this Note or in exercising any right hereunder shall affect the liability of Borrower hereunder.

13. Notices. All notices and communications under this Note shall be in writing and shall be delivered (i) by hand and accompanied by a signed receipt therefor, (ii) by facsimile or electronic mail, with evidence of confirmation of complete transmission or receipt of such facsimile or electronic mail, or (iii) by reputable overnight courier, if to Holder, at the address set forth below Holder’s signature on the signature page of this Note, and if to Borrower, notice shall be sent to Metal Services Acquisition Corp., c/o Tube City IMS Corporation, 12 Monongahela Avenue, Glassport, PA 15045, Attention: Thomas Lippard. Copies of all notices shall be sent to the Borrower and to Onex Partners Manager, L.P., 712 Fifth Avenue, New York, New York 10019, Attention: Timothy A.R. Duncanson, Fax No.: (212) 582-0909, and to Kaye Scholer LLP, 425 Park Avenue, New York, NY 10022, Attention: Joel I. Greenberg and Derek Stoldt, Esq. A notice shall be deemed given, delivered and received (i) on the date of delivery if delivered by hand or by confirmed facsimile or electronic mail, or (ii) one day after the date of delivery if delivered by reputable overnight courier.

14. Governing Law. This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without regard to the principles of conflicts of law thereof.

15. Attorney’s Fees. If any legal action or other proceeding is brought to enforce this Note, or in the event of a default or other dispute in connection with the provisions of this Note, Borrower shall pay Holder’s reasonable and necessary attorneys’ fees and costs including any fees incurred in connection with the bankruptcy, insolvency, dissolution or liquidation of Borrower and including the fees and costs incurred in enforcing any judgment associated therewith. Borrower shall be responsible for the payment of all of Holder’s reasonable costs, fees and expenses of documenting the transactions contemplated hereby, including the costs of one counsel selected by a Majority-in-Interest.

16. Cumulative. Holder’s rights and remedies under this Note and/or applicable law shall be cumulative and not in the alternative. No failure on the part of Holder to exercise any right or remedy pursuant to this Note, whether before or after the happening of an Event of Note Default, shall constitute a waiver of such right or remedy, and no waiver of any past Event of Note Default shall constitute waiver of any future Event of Note Default or any other Event of Note.

17. Successors. The provisions of this Note shall inure to the benefit of Holder’s permitted successors and assigns, and are binding on Borrower’s successors.

18. Amendments; No Waiver. Each of this Note, the Series 2008 Notes and the rights represented hereby and thereby may be amended, modified, rescinded, waived, forborne or released by written consent executed by a Majority-in-Interest. A consent or waiver by a Majority-in-Interest to or of the breach by Borrower in the performance by it of any of its obligations hereunder shall be deemed or construed to be a consent to or waiver by Holder of the breach in the performance of the same or any other obligation of Borrower hereunder. In addition, Holder may waive, amend or modify this Note (other than the provisions of this Section 18) without approval of a Majority-in-Interest. Failure on the part of a Majority-in-Interest or Holder to complain of the act or failure to act by Borrower or to declare Borrower in breach irrespective of how long such failure continues, shall not constitute waiver by Holder of any of its rights hereunder.

19. No Strict Construction. Borrower and Holder have jointly participated in the drafting and negotiation of this Note, and no doctrine of construction shall be applied against either party by reason of the drafting hereof.

20. WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HERETO HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS NOTE OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS NOTE. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS NOTE, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THE PARTIES HERETO ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS NOTE, AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS OR HIS, AS THE CASE MAY BE, LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS NOTE. IN THE EVENT OF LITIGATION, THIS NOTE MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

21. Forum; Service of Process. Any legal suit, action or proceeding brought by any party or any of its affiliates arising out of or based upon this Note may be instituted in any federal or state court in New York County, New York, and each party waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the jurisdiction of such courts in any such suit, action or proceeding.

22. Counterparts. This Note may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed on the date of issue stated above.

BORROWER:

METAL SERVICES ACQUISITION CORP.

By:
Name:
Title:

HOLDER:

[NAME OF HOLDER]

By:
Name:

Fax:
E-mail: